Bonds.com 10-K
Exhibit 3.12

CERTIFICATE OF CORRECTION
OF
BONDS.COM GROUP, INC.

Bonds.com Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.	The name of the corporation is Bonds.com Group, Inc.

2.
The Certificate of Designation of the Series D Convertible Preferred Stock and Series D-1 Convertible Preferred Stock of Bonds.com Group, Inc. filed with the Secretary of State of the State of Delaware on February 2, 2011 (the “Series D Certificate of Designation”) contains an inaccurate record of the corporate action taken therein, and the Series D Certificate of Designation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy in the Series D Certificate of Designation is as follows:

Section 6 of the Certificate of Designation contains an inconsistent and erroneous reference in the first sentence thereof to a 20 trading-day period (rather than a 180 trading-day period as referenced in the balance of such sentence) and also erroneously omits a defined term subsequently used in such Section 6.

4.
Section 6 is corrected by (a) replacing the reference to a “20 trading-day period” in the first sentence thereof with the correct reference to a “180 trading-day period” and (b) inserting the following phrase at the end of the first sentence thereof: “(collectively, the “Mandatory Conversion”)”.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be executed by Michael O. Sanderson, its duly authorized officer, this 20th day of June, 2011.

BONDS.COM GROUP, INC.

By: /s/ Michael O. Sanderson
Name: Michael O. Sanderson
Title: Chief Executive Officer